ZAGG Inc Acquires HALO, a Leading Direct-to-Consumer Mobile Accessories Company with an Extensive IP Portfolio, for $43 Million in Cash and Stock
SALT LAKE CITY, Jan. 03, 2019 (GLOBE NEWSWIRE) — ZAGG Inc (NASDAQ:ZAGG), a global leader and innovator in accessories and technologies that empower mobile lifestyles, today announced it has acquired HALO, a leading direct-to-consumer mobile accessories company with an extensive IP portfolio, for a total purchase price of $43 million in a combination of cash and stock.
HALO has a rich history in innovation and a broad IP portfolio—including wireless charging, car and wall chargers, portable power, power wallets, and more—and a long-standing reputation as one of the top selling electronics brands on QVC®. The addition of HALO strengthens ZAGG’s product, brand, distribution, innovation pipeline, and IP portfolio while furthering its mission to empower the mobile lifestyle. HALO will benefit by leveraging ZAGG’s expansive global distribution footprint and expertise in building preferred brands to drive increased sales and profitability. ZAGG gains a profitable business that will contribute incremental revenue and accretive gross margins, while also expanding ZAGG’s distribution network through a strong relationship with QVC, a global leader in televised home shopping and e-commerce. By combining forces, ZAGG will be unique in offering, at scale, the most innovative mobile lifestyle solutions available on the market today and better positioned to address the evolving needs of consumers around the world. ZAGG will retain the services of HALO’s talented senior leadership team and employees in the U.S., and the Cayman Islands.
“The acquisition of HALO is consistent with our commitment to offer the most innovative products, gives us access to an incredibly strong IP portfolio, and allows us to strategically expand product distribution,” said Chris Ahern, CEO of ZAGG Inc. “It creates meaningful value for our shareholders through the addition of a powerful new and profitable revenue stream along with an entrée into the multibillion-dollar televised and online home shopping channel. HALO’s business is immediately accretive to our gross margins, and provides us with incremental and diversified growth opportunities as we continue toward our goal of $1 billion in annual revenue and enhanced profitability.”
Durham Jones & Pinegar, P.C. acted as legal counsel to ZAGG in the transaction. Sullivan & Worcester LLP acted as legal counsel to HALO in the transaction.
About ZAGG Inc
ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, power management solutions, mobile keyboards, and personal audio sold under the InvisibleShield®, mophie®, ZAGG®, BRAVEN®, IFROGZ®, and Gear4® brands. ZAGG Inc has operations in the United States, Ireland, the U.K., and China. For more information, please visit the company’s websites at www.zagg.com, www.mophie.com, and Gear4.com.
About HALO
HALO designs, develops and markets innovative technology products to make consumers’ lives easier. The company is a leading direct-to-consumer mobile accessories brand that offers a wide array of products including wireless charging, portable power, car jump starters, and power handbags that incorporate aesthetically beautiful designs and pragmatic functionality. HALO is committed to offering products at the nexus of fashion and function created to power your life. The company has operations in the United States and the Cayman Islands. For more information, please visit the company’s website at www.BestHalo.com.
Media Contact
ZAGG Inc
Jeff DuBois
801-506-7336
jeff.dubois@zagg.com